EXHIBIT 99.1

ONYX ANNOUNCES PUBLIC OFFERING OF COMMON STOCK

RICHMOND, Calif., January 26, 2004 – Onyx Pharmaceuticals, Inc. (Nasdaq:ONXX) today announced that it plans to publicly offer 3,500,000 shares of its common stock pursuant to an effective registration statement previously filed with the Securities and Exchange Commission. The company also intends to grant to the underwriters in connection with the offering an option to purchase up to an additional 525,000 shares of common stock. All of the shares are being sold by Onyx. Morgan Stanley & Co. Incorporated, together with Piper Jaffray & Co., SG Cowen Securities Corporation and Leerink Swann & Company are acting as the underwriters for the offering. Morgan Stanley will serve as sole bookrunner for the offering.

The securities may not be sold nor may offers to buy be accepted prior to the time that the prospectus supplement is final. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. Copies of the preliminary prospectus supplement can be obtained from the Prospectus Departments of Morgan Stanley & Co. Incorporated (1585 Broadway, New York, NY 10036, phone 212-761-6775), Piper Jaffray & Co. (800 Nicollet Mall J12S03, Minneapolis, MN 55402-7020, Attn: Greg Klancher, phone 612-303-6220, fax 612-303-1070), SG Cowen Securities Corporation (c/o ADP, 1155 Long Island Avenue, Edgewood, NY 11717, fax 631-254-7628) or Leerink Swann & Company (One Federal Street, 37th Floor, Boston, MA 02110, Attn: Jon Civitarese, phone 617-918-4814, fax 617-918-4724) or from Onyx (3031 Research Drive, Richmond, CA 94806, fax 510-222-9758).

About Onyx Pharmaceuticals

Onyx Pharmaceuticals is engaged in the development of novel cancer therapies that target the molecular basis of cancer. With its partners, the company is developing small molecule drugs, including BAY 43-9006 with Bayer Pharmaceuticals Corporation. For more information about Onyx’s pipeline and activities, visit the company’s web site at www.onyx-pharm.com.

This news release contains forward-looking statements regarding expectations as to the completion, timing and size of any public offering. A number of risks and uncertainties could cause actual events to differ from the company’s expectations indicated by these forward-looking statements. These risks include reaching agreement as to the terms of the offering with the underwriters, successful completion of the offering and other risks addressed in the company’s periodic reports filed with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K filed on March 25, 2003 and its Quarterly Reports on Form 10-Q.